Exhibit 99.1

Albertsons and Safeway Complete Merger Transaction

Newly combined private company will operate 2,230 grocery stores in 34 states and the District of Columbia

BOISE, ID and PLEASANTON, Calif., Jan. 30, 2015 /PRNewswire/ – AB Acquisition LLC and Safeway Inc. (NYSE: SWY, “Safeway”) announced today that they have completed their proposed merger. Under the terms of the merger agreement first announced and unanimously approved by Safeway’s Board of Directors in March 2014, AB Acquisition LLC, the owner of Albertson’s LLC and New Albertson’s, Inc. (collectively “Albertsons”), will acquire all outstanding shares of Safeway. AB Acquisition is controlled by an investor group led by Cerberus Capital Management, L.P. (“Cerberus”), which also includes Kimco Realty Corporation (NYSE:KIM), Klaff Realty LP, Lubert-Adler Partners LP, and Schottenstein Stores Corporation.

Safeway shareholders will receive $34.92 per share in cash, consisting of (i) $32.50 in initial cash consideration, (ii) $2.412 in consideration relating to the previously announced sale of the assets of Safeway’s real-estate development subsidiary Property Development Centers, LLC (“PDC”) and (iii) $0.008 in consideration relating to a dividend of approximately $2 million (after deduction for taxes at an assumed rate) that Safeway received in December 2014 on its 49% interest in Mexico-based food and general merchandise retailer Casa Ley, S.A. de C.V. (“Casa Ley”). In addition, shareholders will receive contingent value rights entitling them to pro rata proceeds relating to deferred consideration from the sale of PDC and any proceeds from the sale of Safeway’s 49% interest in Casa Ley.

Both contingent value rights will be non-transferable and non-tradable. For tax reporting purposes, Safeway intends to report that the fair market values of the contingent value rights at the time of the merger for PDC and Casa Ley are $0.0488 and $1.0149, respectively, per share, based on third party valuations.

With respect to PDC, both the initial cash distribution ($2.412 per share) and the total estimated asset value including the CVR ($2.461 per share) have increased slightly over the estimated values set forth in Safeway’s December 23, 2014 press release announcing the sale of PDC. Those earlier estimates were $2.38 per share and $2.45 per share, respectively.

In addition, in April 2014, Safeway stockholders received a distribution of stock in Safeway’s former Blackhawk Network Holdings (NASDAQ: HAWKB) subsidiary valued at approximately $4.02 per Safeway share at the time of the distribution.

As a result of the completion of the merger transaction, the common stock of Safeway will no longer be listed for trading on the New York Stock Exchange or any other securities exchange. Safeway will file a Certification on Form 15 with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to suspend Safeway’s reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.

Merger Closing Paves Way for Enhanced Shopping Experience

“We plan to be the favorite local supermarket in every community we serve,” said Safeway President and Chief Executive Officer Robert Edwards, who becomes President and CEO of the newly combined company, effective immediately. “We will do this by knowing, listening to, and delighting our customers; providing the right products at a compelling value; and delivering a superior shopping experience. We will also continue to be active members of our local communities.”

As previously announced, current Albertsons Chief Executive Officer Bob Miller will become Executive Chairman.

“This is a transformative day for both Albertsons and Safeway. This merger creates a unified, strong organization that is dedicated to bringing a better shopping experience to more customers across the country,” commented Miller. “Our combined geographic footprint, vast range of brands and products, and service-oriented staff will enable us to meet evolving shopping preferences.”

The Merger will create a diversified network that includes 2,230 stores, 27 distribution facilities and 19 manufacturing plants with over 250,000 employees across 34 states and the District of Columbia.

The new company will be comprised of three regions and 14 retail divisions, supported by corporate offices in Boise, ID, Pleasanton, CA, and Phoenix, AZ. Banners will include Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Albertsons, ACME, Jewel-Osco, Lucky, Shaw’s, Star Market, Super Saver, United Supermarkets, Market Street and Amigos. In December, the companies announced the sale of 168 stores to four separate buyers, as divestitures required in order to secure U.S. Federal Trade Commission approval of the transaction.

Advisors

Goldman, Sachs & Co. served as financial advisor to Safeway in connection with the Company’s strategic review and the transactions. Greenhill & Co. has also served as financial advisor to Safeway. Latham & Watkins LLP served as Safeway’s outside legal counsel, and The Law Offices of Richard C. Weisberg served as outside legal counsel on antitrust matters. Citigroup, lead financial advisor, Bank of America Merrill Lynch and Credit Suisse served as financial advisors to Albertsons, Cerberus and the investor group. Schulte Roth & Zabel LLP served as lead outside legal counsel to Albertsons, Cerberus and the investor group, and Dechert LLP, Schulte Roth & Zabel LLP and Baker Botts LLP served as outside legal counsel on antitrust matters.

About Safeway Inc.

Safeway Inc., which operates Safeway, Vons, Pavilions, Randalls, Tom Thumb, and Carrs stores, is a Fortune 100 company and one of the largest food and drug retailers in the United States with sales of $35.1 billion in 2013. The company’s common stock previously traded on the New York Stock Exchange (NYSE) under the symbol SWY, and will be delisted from the NYSE as a result of the closing of the merger. For more information, please visit www.Safeway.com.

About Albertsons

Established in 2006, AB Acquisition LLC (“Albertsons”), which operates ACME, Albertsons, Jewel-Osco, Lucky, Shaws, Star Market and Super Saver, and stores under the United Family of stores, Amigos, Market Street and United Supermarkets, is working to become the favorite food and drug retailer in every market it serves. The company is privately owned by Cerberus Capital Management, Kimco Realty Corporation, Klaff Realty, Lubert-Adler Partners, and Schottenstein Stores Corporation. For more information, please visit www.Albertsons.com.

Media Contacts:

Brian Dowling

brian.dowling@safeway.com | 925-467-3787

Investor Contacts:

Christiane Pelz

christiane.pelz@safeway.com | 925-467-3832

Melissa Plaisance

melissa.plaisance@safeway.com | 925-467-3136

http://investor.safeway.com